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                                                                    EXHIBIT 10.2
                                 PROMISSORY NOTE
                              (Metropolitan Note A)

                                  DEFINED TERMS
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
EXECUTION DATE:   December 30, 2003                                CITY AND STATE OF SIGNING:     Atlanta, Georgia
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AMOUNT:    SEVENTY-FOUR MILLION AND NO/100 DOLLARS                 INTEREST RATE:   The Interest Rate is set forth in Section
($74,000,000.00)                                                   1 below.
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BORROWER:
Atlantic Center Plaza, LLC, a Georgia limited liability company, whose address is c/o Pope & Land Enterprises, Inc., 3225 Cumberland Boulevard, Suite 400,
Atlanta, GA 30339.
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LIABLE PARTIES:
Lawrence P. Kelly and A.J. Land, Jr., whose address is c/o Pope & Land Enterprises, Inc., 3225 Cumberland Boulevard, Suite
400, Atlanta, GA  30339.
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HOLDER:                                                            MATURITY DATE:
Metropolitan Life Insurance Company                                December 1, 2006
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HOLDER'S ADDRESS:                                                  ADVANCE DATE:
Metropolitan Life Insurance Company                                The date funds are first disbursed to Borrower.
Real Estate Investments
10 Park Avenue
Morristown, New Jersey 07960
Attention:  Senior Vice-President

and
Metropolitan Life Insurance Company
2400 Lakeview Parkway, Ste 400
Alpharetta, Georgia 30004
Attention:  Vice-President or Associate General Counsel
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LATE CHARGE:                                                       DEFAULT RATE:
An amount equal to the lesser of (a) four cents ($.04) for each    An annual rate equal to the lesser of (a) the Interest Rate
dollar that is overdue or (b) the maximum late charge permitted    plus four percent (4%) or (b) the maximum interest rate
under applicable law.                                              allowed by applicable law.
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

NOTE OR METROPOLITAN NOTE A: This Promissory Note. DEED TO SECURE DEBT: Deed To Secure Debt, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to the holders of the Note and Other Notes. LOAN
Documents: This Note, the Other Notes, the Deed To Secure Debt, the Leasing Reserve Holdback Agreement, the Assignment of Interest Rate Cap Agreement and any other documents related to this Note, the Other Notes and/or the Deed To Secure Debt and all renewals, amendments, modifications, restatements and extensions of these documents. GUARANTY: Guaranty dated as of the Execution Date and executed by Liable Parties. INDEMNITY AGREEMENT: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower in favor of the holders of the Note and Other Notes. The Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents. LOAN: A first mortgage loan in an aggregate amount of $90,000,000.00 consisting of (i) a $74,000,000.00 Loan (" Metropolitan Loan A") from Metropolitan Life Insurance Company to Borrower, (ii) a $6,000,000.00 Loan from MetLife Bank, N.A. to Borrower ("Bank Loan A"; Metropolitan Loan A and Bank Loan A are sometimes collectively referred to herein as "Loan A"), (iii) a $9,000,000.00 Loan ("Metropolitan Loan B") from Metropolitan Life Insurance Company to Borrower, and (iv) a $1,000,000.00 Loan from MetLife Bank, N.A. to Borrower ("Bank Loan B"; Metropolitan Loan B and Bank Loan B are sometimes collectively referred to herein as "Loan B"). OTHER NOTES:
(i) the promissory note dated as of the Execution Date made by Borrower to the order of MetLife Bank, N.A. in the principal amount of $6,000,000.00 ("Bank Note A"; the Metropolitan Note A and the Bank Note A are sometimes collectively referred to herein as "Note A"), (ii) the promissory note dated as of the Execution Date made by Borrower to the order of Metropolitan Life Insurance Company in the principal amount of $9,000,000.00 (" Metropolitan Note B"), and
(iii) the promissory note dated as of the Execution Date made by Borrower to the order of MetLife Bank, N.A. in the principal amount of $1,000,000.00 ("Bank Note B"; the Metropolitan Note B and the Bank Note B are sometimes collectively referred to herein as "Note B"). LEASING RESERVE HOLDBACK AGREEMENT: Leasing Reserve Holdback Agreement of even date between Borrower and the holders of the Note and Other Notes which provides for certain future disbursements of the proceeds of Note A.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder, at Holder's Address or such other place as Holder may from time to time designate, the amount of $74,000,000.00 with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed To Secure Debt.

1. PAYMENT OF PRINCIPAL AND INTEREST. Principal and interest under this Note shall be payable as follows:

         (a) INTEREST RATE. The initial Interest Rate shall be a rate per annum equal to the sum of (i) 1.60% plus (ii) the one month "LIBOR Rate" (as hereinafter defined) as of approximately 11:00 A.M. London time on the second Business Day prior to the date of this Note. The Interest Rate will be reset by Holder, effective as of the first day of the first month following the month in which this Note is dated and also as of the first day of each successive month thereafter during the term of the Loan (the "Rate Reset Dates"). The Interest Rate will be reset as aforesaid to be a rate per annum equal to the sum of (i) 1.60% plus (ii) the one month LIBOR Rate as of approximately 11:00 A.M. London time on the second Business Day prior to each of the Rate Reset Dates. A "Business Day" is a day that both (x) commercial banks in London are open for international business (including dealings in U.S. dollar deposits) and (y) Holder is open for business in New York City. The term "LIBOR Rate" as used herein shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or such other service as may be nominated as the information vendor by the British Bankers' Association for the purpose of displaying British Bankers' Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term "LIBOR Rate" shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading "USD".

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         (b) PAYMENT OF PRINCIPAL AND INTEREST. Principal and interest under this Note shall be payable as follows:

                  (i) Interest on the funded portion of this Note shall accrue from the Advance Date at the Interest Rate;

                  (ii) Interest only from the Advance Date through and including December 31, 2003, shall be paid on the Advance Date. Commencing on February 1, 2004, and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay monthly installments of interest in arrears. The amount of the monthly installments of interest shall be calculated and set by Holder on the Advance Date based upon the initial Interest Rate and shall be recalculated and set on each Rate Reset Date based upon the Interest Rate in effect on such Rate Reset Date. Holder shall notify Borrower in writing of the amount of each monthly installment of interest at least five (5) business days prior to the date such payment is due.

                  (iii) In addition to monthly interest payments, commencing on February 1, 2004 and continuing on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay monthly installments of principal in the respective amounts set forth on Exhibit A to this Note.

         (c) MATURITY DATE. On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed To Secure Debt and/or any other Loan Documents as well as any future advances under the Deed To Secure Debt that may be made to or on behalf of Borrower by Holder following the Advance Date (collectively, the "AGGREGATE INDEBTEDNESS"), shall become immediately payable in full.

Borrower acknowledges and agrees that a substantial portion of the original amount of this Note shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of the actual number of days elapsed over a three hundred sixty (360) day year.

2. APPLICATION OF PAYMENTS. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid principal amount of this Note.

3. SECURITY. The covenants of the Deed To Secure Debt are incorporated by reference into this Note. This Note shall evidence, and the Deed To Secure Debt shall secure, the Aggregate Indebtedness.

4. LATE CHARGE. If any payment of interest, any payment of a monthly installment or any payment of a required escrow deposit is not paid within 7 days after the due date (except upon the Maturity Date), Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Aggregate Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. ACCELERATION UPON DEFAULT. At the option of Holder, if Borrower fails to pay any sum specified in this Note within 7 days of the due date, or if an Event of Default occurs, the Aggregate Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the "ACCELERATED LOAN AMOUNT") shall become immediately due and payable.

6. INTEREST UPON DEFAULT. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured; provided, however, interest at the Default Rate shall not accrue and be payable for non-monetary defaults until Borrower has received written notice of default and has failed to cure such default within thirty (30) days of receipt of such notice (or such longer period as may be allowed under any Loan Documents). The Aggregate Indebtedness evidenced by this Note, all accrued and unpaid interest thereon and all other sums evidenced and/or secured by the Loan Documents shall also bear interest at the Default Rate following any judgment.

7. LIMITATION ON INTEREST. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder's election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid principal amount of this Note. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. PREPAYMENT. Borrower shall not have the right to prepay all or any portion of the Loan amount at any time during the term of this Note except as expressly set forth below or in the Deed To Secure Debt. This Note shall be closed to prepayment during the 12 full months following the Advance Date. Commencing on the 1st day of the thirteenth (13th) month following the Advance Date, the Loan may be prepaid in whole, but not in part, with the payment of a Prepayment Fee (as defined below). In addition, commencing on the first day of the 33rd month following the Advance Date, Borrower may prepay the entire outstanding principal balance of the Loan, accrued interest and all other sums due and payable under the Loan Documents without Prepayment Fee. The Borrower must give at least thirty (30) days prior written notice of a prepayment. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice. In addition to the above limitations upon prepayment, this Note may not be prepaid without the simultaneous prepayment of the Other Notes in accordance with their terms.

9. DEFAULT; DEFAULT PREPAYMENT FEE; PREPAYMENT FEE.

         (a) Any tender of payment by Borrower or any other person or entity of the Aggregate Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Aggregate Indebtedness is made (i) following an Event of Default and an acceleration of the Maturity Date, (ii) following the application of money to the principal of the Loan after a casualty or a condemnation, or (iii) in connection with a purchase of the Property at foreclosure or by deed in lieu of foreclosure or by power of sale or a repayment of the Aggregate Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee (as hereinafter defined); provided however, in the event of a casualty or condemnation, so long as Borrower makes a good faith effort to obtain an amount equal to the Default Prepayment Fee due as a result of the casualty or condemnation as part of its damages from the insurer or condemning authority, the Default Prepayment Fee due as a result of the casualty or condemnation shall be waived in the event that such amount is not collected by Borrower.

         (b) The "DEFAULT PREPAYMENT FEE" shall be equal to (i) the greater of
(a) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually, or (b) one percent (1%) of the amount of the principal being prepaid, plus (ii) a LIBOR breakage fee for a one (1) month LIBOR contract which shall be calculated as if a pricing contract were in place at the time of such prepayment as reasonably determined by Holder (whether or not such a pricing contract is actually in place). A "PARTIAL MONTHLY PAYMENT OF INTEREST" shall be defined as the outstanding principal balance of the Loan multiplied by 1.60% as to the outstanding principal balance of Note A and 6% as to the outstanding principal balance of Note B, divided by 360, multiplied by 365 and divided by 12. The "TREASURY RATE" shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the FEDERAL RESERVE STATISTICAL RELEASE [H. 15 (519)] under the heading "U.S. Government Securities - Treasury Constant Maturities" for the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment. The number of "remaining" Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee or Prepayment Fee, as the case may be, shall be equal to the number of remaining monthly installments due hereunder.

         (c) The "PREPAYMENT FEE" shall be equal to the sum of (x) five (5) basis points times the number of calendar quarters, including the current calendar quarter, remaining in the Loan term times the amount of principal being prepaid, plus (y) a LIBOR breakage fee for a one (1) month LIBOR contract which shall be calculated as if a pricing contract were in place at the time of such prepayment as reasonably determined by Holder (whether or not such a pricing contract is actually in place).

10. WAIVER OF RIGHT TO PREPAY NOTE WITHOUT PREPAYMENT FEE. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the Prepayment Fee or Default Prepayment Fee, as the case may be. Borrower agrees that the Prepayment Fee or Default Prepayment Fee, as the case may be, represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER APPLICABLE STATE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE DEED TO SECURE DEBT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE DEFAULT PREPAYMENT FEE SPECIFIED IN SECTION 9. BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11. LIABILITY OF BORROWER. Upon the occurrence of an Event of Default, except as provided in this Section 11 and Section 11 of the Other Notes, Holder will look solely to the Property and the security under the Loan Documents for the repayment of this Note and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Holder to proceed against Borrower and/or the Liable Parties (i) to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower (such as, for example, but without limitation, master leases, guaranty agreements, or other similar agreements) or any policies of insurance under which Holder is the insurer; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste by any of the Liable Parties or Borrower; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder pursuant to the Loan Documents; (iv) to recover any tenant security deposits, tenant letter of credit or other deposits or fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder or otherwise disbursed pursuant to the subject Lease; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date that Holder acquires title to the Property, which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with the provisions of the Deed To Secure Debt pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all expenses incurred by Holder as a result of Borrower's contest of the enforcement of the Loan Documents beyond Borrower's contention that no Event of Default has occurred; (viii) to recover damages arising from Borrower's failure to comply with Section 8.01 of the Deed To Secure Debt pertaining to ERISA; (ix) to recover damages, costs and expenses arising from, or in connection with, Grantor's failure to pay any Impositions or Premiums to the extent not deposited with Lender; (x) for all obligations of Borrower under Section 21 of this Note captioned "Interest Rate Protection"; and/or (xi) for any disbursements made by Holder to Borrower for Tenant Improvements, Leasing Commissions or other Lease Related Costs pursuant to the Leasing Reserve Holdback Agreement prior to the applicable Tenant taking actual occupancy and paying rent under such Tenant's Lease; provided that neither Maker nor the Liable Parties shall have any liability for such amounts under this clause (xi) after any such Tenant shall have taken occupancy and commenced paying rent.

The limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse in the event that prior to the repayment of the Aggregate Indebtedness, (i) there is a Transfer or Secondary Financing except as permitted in the Loan Documents or as otherwise Approved by Holder or (ii) Borrower commences a voluntary bankruptcy or insolvency proceeding or (iii) Borrower or any member or affiliate of Borrower acquiesces in, consents to, or joins in an involuntary bankruptcy or insolvency proceeding commenced against Borrower. In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Aggregate Indebtedness or to require that the Property shall continue to secure all of the Aggregate Indebtedness.

12. WAIVER BY BORROWER. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13. EXERCISE OF RIGHTS. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

14. FEES AND EXPENSES. If Borrower defaults under this Note, Holder shall be entitled to recover, in addition to the sums stated above, the costs and expenses of enforcement and collection, including reasonable attorney's fees actually incurred. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Guaranty or indemnity agreement executed with respect to or in connection with the Loan, it is understood and agreed that the provisions of O.C.G.A. ss. 13-1-11 shall NOT apply to attorneys' fees collected on this Loan or any recovery of attorneys' fees with respect hereto or thereto, and following any Event of Default, Holder's recovery hereunder or thereunder with respect to attorney's fees shall be limited to reasonable attorney's fees actually incurred. To the extent Borrower is personally liable for any amounts under Section 11 of this Note, Borrower shall also be personally liable for any reasonable attorney's fees actually incurred in connection with such liability.

15. NO AMENDMENTS. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder.

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16. GOVERNING LAW. This Note is to be construed and enforced in accordance with the laws of Georgia.

17. CONSTRUCTION. The words "Borrower" and "Holder" shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18. NOTICES. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed To Secure Debt.

19. TIME OF THE ESSENCE. Time shall be of the essence with respect to all of Borrower's obligations under this Note.

20. SEVERABILITY. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Aggregate Indebtedness (together with the Default Prepayment
Fee) immediately due and payable.

21. INTEREST RATE PROTECTION. At or prior to the date hereof, Borrower shall enter into an Interest Rate Cap Agreement (the "Interest Rate Cap Agreement") which shall protect against an increase in interest rates which would cause the annual Interest Rate (i) in year one of the Loan to exceed 4.89% per annum on Note A and to exceed 9.29% per annum on Note B; (ii) in year two of the Loan to exceed 6.5% per annum on Note A and to exceed 10.9% per annum on Note B; and
(iii) in year three of the Loan, to exceed the interest rate attributable to a debt service coverage ratio of 1.25 times the projected year three net operating income as determined by Lender in its sole discretion at least thirty (30) days prior to the commencement of year three. The Interest Rate Cap Agreement (i) shall be in form acceptable to Holder, (ii) shall be with a counterparty acceptable to Holder and which counterparty shall have a credit rating of A or better by Moody's Investors Service, Inc., and A or better by Standard and Poor's Rating Group, (iii) shall direct such acceptable counterparty to deposit payments made under the Interest Rate Cap Agreement directly into an account designated by Holder so long as any portion of the Loan remains outstanding, provided however, for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if the Property is transferred to Holder (or its nominee or designee) by judicial foreclosure or non-judicial foreclosure or by deed-in-lieu thereof, (iv) shall be for an initial term of one year and must be renewed annually thereafter for the term of the Loan, and (v) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to Holder all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Holder an executed counterpart of such Interest Rate Cap Agreement which shall by its terms authorize the assignment to Holder and require that payments thereunder be deposited directly into the account as shall be designated by Holder. Borrower shall comply with all of its obligations under the Interest Rate Cap Agreement. All amounts paid by the counterparty under the Interest Rate Cap Agreement to Borrower or Holder shall be deposited immediately into such account as shall be designated by Holder. The Interest Rate Cap Agreement and the aforesaid account designated by Holder shall be deemed to be part of the Property for purposes of Section 11 of Note A, Section 11 of Note B, and Section 9 of the Deed. Borrower shall take all actions reasonably required by Holder to enforce Holder's rights under the Interest Rate Cap Agreement in the event of a default by the counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. In the event of a downgrade, withdrawal or qualification of the rating of the counterparty by Moody's

Investors Service, Inc., or by Standard & Poor's Ratings Group, at Holder's option, Borrower shall replace the Interest Rate Cap Agreement with a replacement Interest Rate Cap Agreement with a counterparty acceptable to Holder not later than ten (10) business days following receipt of notice from Holder of such downgrade, withdrawal or qualification. In the event that Borrower fails to purchase, deliver and/or maintain the Interest Rate Cap Agreement or any renewal or replacement thereof as required hereby, Holder may (in addition to exercising any of its other rights and remedies) purchase such Interest Rate Cap Agreement or any renewal or replacement thereof and the costs incurred by Holder in purchasing and maintaining the same shall be paid by Borrower with interest thereon at the Default Rate from the date such cost was incurred by Holder until such cost is paid by Borrower to Holder. In connection with each Interest Rate Cap Agreement required hereunder, Borrower shall obtain and deliver to Holder at the Closing an opinion of counsel for the counterparty (upon which Holder and its successors and assigns may rely) in form, scope and substance acceptable to Holder regarding the authorization of the counterparty, the legality, validity, and binding effect of the Interest Rate Cap Agreement, and such other matters as Holder shall reasonably require. The obligation to purchase and maintain the Interest Rate Cap Agreement and any renewals or replacement thereof shall be fully recourse to Borrower and the Liable Parties.

22. LEASING RESERVE HOLDBACK. Certain proceeds of this Note have been withheld from disbursement and will be disbursed as future advances subject to and in accordance with that certain Leasing Reserve Holdback Agreement of even date herewith among Borrower and Holder (as amended, from time to time, the "Leasing Reserve Holdback Agreement").

IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the Execution Date.

                         ATLANTIC CENTER PLAZA, LLC,
                         a Georgia limited liability company

                         By: P&L ACP, LLC,
                             a Georgia limited liability company, its Manager



                             By:  /s/ Harry E. Morgan
                                ------------------------------------------
                                      Harry E. Morgan, Manager


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



                                    EXHIBIT A

                           Monthly Principal Payments

            PAYMENT #                DATE             PRINCIPAL PAYMENT

                1                  1/1/2004                       $0
                2                  2/1/2004              $116,826.17
                3                  3/1/2004              $134,138.34
                4                  4/1/2004              $117,455.05
                5                  5/1/2004              $123,402.17
                6                  6/1/2004              $118,058.60
                7                  7/1/2004              $123,987.72
                8                  8/1/2004              $118,665.12
                9                  9/1/2004              $118,962.48
               10                 10/1/2004              $124,864.63
               11                 11/1/2004              $119,573.47
               12                 12/1/2004              $125,457.40
               13                  1/1/2005              $120,187.48
               14                  2/1/2005              $120,488.64
               15                  3/1/2005              $137,454.67
               16                  4/1/2005              $121,135.01
               17                  5/1/2005              $126,972.35
               18                  6/1/2005              $121,756.72
               19                  7/1/2005              $127,575.52
               20                  8/1/2005              $122,381.51
               21                  9/1/2005              $122,688.18
               22                 10/1/2005              $128,479.18
               23                 11/1/2005              $123,317.56
               24                 12/1/2005              $129,089.79
               25                  1/1/2006              $123,950.05
               26                  2/1/2006              $124,260.65
               27                  3/1/2006              $140,870.18
               28                  4/1/2006              $124,925.02
               29                  5/1/2006              $130,649.30
               30                  6/1/2006              $125,565.45
               31                  7/1/2006              $131,270.62
               32                  8/1/2006              $126,209.04
               33                  9/1/2006              $126,525.30
               34                 10/1/2006              $132,201.83
               35                 11/1/2006              $127,173.62




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